EXHIBIT 5.1

OPINION OF VENTURE LAW GROUP

September 22, 2000

Yahoo! Inc.
3420 Central Expressway
Santa Clara, CA 95051

    RE:  YAHOO! INC.—REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

    At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), filed by Yahoo! Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), with an aggregate offering price of up to $1,000,000,000 or the equivalent thereof, of the Company's senior and subordinated debt securities, shares of Common Stock, $0.001 par value per share (the "Common Stock"), shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"), depositary shares of the Company representing a fractional interest in a share of Preferred Stock, warrants to purchase debt securities, and/or warrants to purchase Preferred Stock or Common Stock (the "Equity Warrants") of the Company (the Common Stock, Preferred Stock and Equity Warrants are collectively referred to herein as the "Securities"). The Securities are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the "Prospectus") and the supplements to the Prospectus (the "Prospectus Supplements"). The Securities may to be sold pursuant to an underwriting agreement in substantially the form to be filed under a Current Report on Form 8-K.

    We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

    Based on such examination, we are of the opinion that:

    1.  With respect to shares of Preferred Stock, when (A) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters, including the adoption of a Certificate of Designation relating to such Preferred Stock (a "Certificate"), (B) the Certificate has been filed with the Secretary of State of the State of Delaware and (C) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein or (ii) upon conversion or exercise of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), then the shares of Preferred Stock will be validly issued, fully paid and nonassessable;

    2.  With respect to shares of Common Stock, when both (A) the Board has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters and (B) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then the shares of Common Stock will be validly issued, fully paid and nonassessable; and

    3.  With respect to the Equity Warrants, when (A) the Board has taken all necessary corporate action to approve the creation of and the issuance and terms of the Equity Warrants, the terms of the offering thereof, and related matters, (B) the Warrant Agreement or Agreements relating to the Equity Warrants have been duly authorized and validly executed and delivered by the Company and the Warrant Agent appointed by the Company and (C) the Equity Warrants or certificates representing the Equity Warrants have been duly executed, countersigned, registered and delivered in accordance with the appropriate Warrant Agreement or Agreements and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, the Equity Warrants will be validly issued.

    We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. We assume no obligation to inform you of any facts, circumstances, events or changes on the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

                      Sincerely,

                      VENTURE LAW GROUP,
                      A Professional Corporation

                      /s/ VENTURE LAW GROUP